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                                                                    EXHIBIT 11.1


                    NATIONAL INSURANCE GROUP AND SUBSIDIARIES
               COMPUTATION OF WEIGHTED AVERAGE SHARES OUTSTANDING
                             AND EARNINGS PER SHARE

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997


BASIC EPS UNDER SFAS NO. 128

                                                               1995            1996             1997
                                                           -----------      -----------     -----------
Weighted average common shares .......................       4,679,201        4,109,655       3,946,257
Net income (loss) (in thousands) .....................     $    (4,864)     $     1,274     $     3,266
Per share results:
             Net income (loss) .......................     $     (1.04)     $      0.31     $      0.83


DILUTED EPS UNDER SFAS NO. 128

                                                               1995             1996            1997
                                                           -----------      -----------     -----------
Weighted average common shares .......................       4,679,201        4,109,655       3,946,257
Common shares issuable under outstanding stock options              --           31,705         181,125
                                                           -----------      -----------     -----------
             Total ...................................       4,679,201        4,141,360       4,127,382
                                                           ===========      ===========     ===========
Net income (loss) (in thousands) .....................     $    (4,864)     $     1,274     $     3,266
Per share results:
             Net income (loss) .......................     $     (1.04)     $      0.31     $      0.79



Please refer to Note 11 of the Consolidated Financial Statements for a description of the method used to calculate earnings per share.